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                                                                   Exhibit 10.20

                        MOLECULAR INSIGHT PHARMACEUTICALS

                              CONSULTING AGREEMENT

     1. INTRODUCTION. This Agreement is made by and between William C. Eckelman, Ph.D., ("Consultant"), with offices at 10432 Snow Point Drive, Bethesda, MD 20814, and Molecular Insight Pharmaceuticals, Inc., with principal offices at 160 Second Street, Cambridge, Massachusetts, 02142 ("Client").

     2. RETENTION AND DESCRIPTION OF SERVICES. During the term of this Agreement, Consultant will furnish consulting services and advice as specifically requested by client as provided in the attached Exhibit A.

     3. EFFECTIVE DATE AND TERM OF AGREEMENT. This Agreement shall be effective beginning January 1 2005 and shall terminate on December 31, 2009, unless terminated sooner in accordance with the provisions of Section 8 of this Agreement. This Agreement may be extended for additional periods of time as agreed by the mutual written consent of Consultant and Client.

     4. COMPENSATION AND EXPENSES. Client shall pay $12,500 monthly retainer in consideration for the services performed by Consultant pursuant to and during the term of this Agreement. Client shall also reimburse Consultant for travel undertaken at Client's request. Consultant shall invoice Client monthly, in arrears, and Client shall pay all invoices within 30 days of receipt.

     5. CONSULTANT AN INDEPENDENT CONTRACTOR. Consultant will furnish Consultant's services as an independent contractor and not as an employee of Client or for any company affiliated with Client. Consultant has no power or authority to bind Client in any manner. Consultant is not entitled to any medical coverage, life insurance, participation in Client's saving plan, or other benefits afforded Client's regular employees, or those of Client's affiliated companies unless otherwise specifically agreed by the parties hereto.

     6. CONFIDENTIAL INFORMATION, TRADE SECRETS AND INVENTIONS. Consultant will treat as proprietary any information belonging to Client, Client's affiliated companies, or any third parties, disclosed to Consultant in the course of Consultant's services. Consultant assigns and agrees to assign Client or Client's nominee all rights in inventions or other proprietary information conceived by Consultant during the term of this Agreement with respect to any work that Consultant performs under this Agreement. The provisions of this section shall survive the termination of this Agreement.
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     7. INSIDE INFORMATION - SECURITIES LAWS VIOLATIONS. In the course of the performance of Consultant's duties, it is expected Consultant will receive information that is considered material inside information within the meaning and intent of federal securities laws, rules, and regulations. Consultant will not disclose this information directly or indirectly for Consultant, or as a basis for advice to any other party concerning any decision to buy, sell, or otherwise deal in Client's securities or those of any of Client's affiliated companies.

     8. TERMINATION OF AGREEMENT BY NOTICE. Either party may terminate this Agreement upon thirty (30) days' notice by registered or certified mail, return receipt requested, addressed to the other party at the addresses listed above. Except as provided in section 9 of this Agreement, if this Agreement is terminated by either party, Client shall only be liable for payment of consulting fees through the end of the calendar month in which termination of this Agreement takes effect. The thirty (30) days' notice shall be measured from the date the notice is posted.

     9. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which Client may be merged or which may succeed to its assets or business, provided, however, that the obligations of Consultant are personal and shall not be assigned by Consultant. In the event Client does in fact merge with another corporation or another corporation succeeds to its assets, stock or business, neither Client nor its successor(s) or assignee(s) shall terminate this Agreement for any reason.

     10. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both Client and Consultant.

     11. SEPARABILITY AND WAIVER. If any of the terms, provisions, or conditions of this Agreement or the application thereof to any circumstances shall be ruled invalid or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected thereby, and each of the other terms, provisions, and conditions of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     A waiver or consent regarding any term, provision, or condition of this Agreement given by either party shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     12. INDEMNIFICATION. Client shall indemnify and hold harmless Consultant, its agents, successors and assigns against claims, suits, demands, damages, judgments, expenses and cost, including reasonable attorney fees and court costs, caused by the negligence, omission or willful acts of Client, its employees, agents, subcontractors and representatives. In addition, Client shall pay the reasonable attorney fees, costs and expenses incurred by Consultant in connection with any legal proceeding involving Client in which Consultant must respond to any subpoena,

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appear at deposition, or testify in any legal proceeding as a result of
Consultant's relationship with Client.

     13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings between the parties.

     14. GOVERNING LAW. This Agreement is subject to and shall be interpreted in accordance with the laws of Massachusetts.

     15. WAIVER OF RIGHT TO JURY TRIAL. Client and Consultant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other.

     16. NOTICES. Any notice or communication required to be given by either party to this Agreement shall be in writing and shall be hand delivered or sent by certified mail, return receipt requested, or by confirmed facsimile transmission to the addresses indicated below or such other address as either party may specify to the other in writing.


For Consultant,
William C. Eckelman, Ph.D.

/s/ William C. Eckelman
------------------------------

For Client,
Molecular Insight Pharmaceuticals, Inc.

/s/ John E. McCray
-----------------------
John E. McCray
COO

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                                    EXHIBIT A

You will serve as Chief Scientific Advisor to the client's President and scientific staff on all scientific aspects of the client's portfolio and strategic planning.

You will also be expected to provide assistance when needed to the client's Research and Development team, as well as outside consultants, in order that the client's mission and goals are achieved.

You will report to the President and Chief Scientific Officer, Dr. John Babich.

You will also serve as Chairman of the client's Scientific Advisory Board.


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